EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: MAY 17, 2004

MESA LABS REPORTS RECORD YEAR END SALES AND EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported its financial results for the year ended March 31, 2004.

Net sales for the fiscal year ended March 31, 2004 increased less than one percent to a record $9,126,000 compared to  $9,082,000 in the same period last year.  Net income for the year increased to a record $2,130,000 or $.68 per diluted share compared to $2,127,000 or $.64 per diluted share one year ago.

For the fourth quarter of fiscal 2004, net sales were $2,397,000 compared to $2,401,000 in the same quarter last year.  Net income for the quarter increased 14 percent to $578,000 or $.18 per diluted share compared to $507,000 or $.16 per diluted share one year ago.

During fiscal 2004 the company’s medical products increased four percent for the fiscal year and 26 percent during the fourth quarter compared to prior periods.  The major share of this increase was due to higher sales of the company’s meter products and accessories, and an increase in service revenues.  Sales of the company’s dialyzer reprocessing products declined during the year as the trend toward usage of single use dialyzers continued in the domestic market place.  A high percentage of the Company’s reprocessor revenues are generated from foreign markets and it is not expected that this trend will continue to have an appreciable negative effect on future sales.  Currently, research and development efforts are in process to further enhance our line of hand-held dialysate meters.

During fiscal 2004, sales of the Datatrace brand of products declined after the increases reported in the prior year.  For the year, sales decreased seven percent compared to the prior year, while the quarterly sales were down 25 percent.  Datatrace sales have fluctuated less than $5,000 over the past three quarters, but this trend is expected to improve.  At the end of the quarter, the company released its latest version of user software and shipped initial units of the Micropack III humidity and pressure loggers to customers.  These new products will allow customers who measure more than one parameter in their process to program and retrieve data from the same PC Interface device.  During April the company has begun introduction of its new 4-20 mA (milliamp) logger.  This user scalable logging device is completely new and will allow users to log the 4-20 mA output of various fixed monitors within the user’s process and correlate that data to the product data collected by our loggers.  In this way the user may bring additional data parameters into their analysis without compromising data integrity as required by various regulatory bodies.

During fiscal 2004, sales of the Nusonics line of ultrasonic fluid measurement systems increased by 27 percent.  This is the first annual increase for these products in several years.  Nusonics products contribute less than 10 percent of the company’s total sales, but these products are typically purchased by large industrial users.  Increased sales activity for these products gives us indication that the economy could be moving into a period of higher capital spending, which would benefit our products.

Over the past fiscal year, the Company repurchased 100,474 shares of our common stock.  This program has continued into the new fiscal year, and depending on market conditions, is expected to continue throughout fiscal 2005.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2003 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended March 31		Twelve Months Ended March 31
	2004	2003	2004	2003
Net Sales	$2,397,000	$2,401,000	$9,126,000	$9,082,000
Cost of Goods	883,000	914,000	3,428,000	3,397,000
Gross Profit	1,514,000	1,487,000	5,698,000	5,685,000
Operating Expense	625,000	662,000	2,449,000	2,498,000
Operating Income	889,000	825,000	3,249,000	3,187,000
Other (Income) & Expense	(13,000)	(11,000)	(50,000)	(55,000)
Earnings Before Taxes	902,000	836,000	3,299,000	3,242,000
Income Taxes	324,000	329,000	1,169,000	1,115,000

Net Income	$578,000	$507,000	$2,130,000	$2,127,000

Earnings Per Share (Basic)	$.19	$.16	$.70	$.66

Earnings per Share (Diluted)	$.18	$.16	$.68	$.64

Average Shares (Basic)	3,080,000	3,110,000	3,055,000	3,227,000

Average Shares (Diluted)	3,183,000	3,189,000	3,138,000	3,299,000

BALANCE SHEETS (Unaudited)

	March 31 2004	March 31 2003
Cash and Short-term Investments	$6,767,000	$4,761,000
Other Current Assets	3,970,000	4,843,000
Total Current Assets	10,737,000	9,604,000
Property and Equipment	1,285,000	1,348,000
Other Assets	4,208,000	4,208,000

Total Assets	$16,230,000	$15,160,000

Liabilities	$846,000	$673,000
Stockholders’ Equity	15,384,000	14,487,000

Total Liabilities and Equity	$16,230,000	$15,160,000

CONTACTS:

Luke R. Schmieder; President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000